Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
January 27, 2021	904-398-9400

LANDSTAR SYSTEM REPORTS ALL-TIME QUARTERLY RECORDS

WITH REVENUE OF $1.296 BILLION AND DILUTED EARNINGS

PER SHARE OF $1.70 IN THE 2020 FOURTH QUARTER

Jacksonville, FL - Landstar System, Inc. (NASDAQ: LSTR) reported all-time quarterly records with revenue of $1.296 billion and diluted earnings per share of $1.70 in the 2020 fourth quarter. Diluted earnings per share in the quarter included a previously announced one-time cost of $15.5 million, or $0.31 per diluted share, related to buyouts of certain incentive commission arrangements with several of its independent sales agents due to the Company’s discontinuation of a truck owner-operator recruitment and retention program formerly involving those agents. Landstar reported revenue of $994.9 million and diluted earnings per share of $1.27 in the 2019 fourth quarter. Gross profit in the 2020 fourth quarter of $182.4 million, 23 percent above 2019 fourth quarter gross profit of $148.7 million, was also an all-time Landstar quarterly record.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2020 fourth quarter was $1,201.7 million, or 93 percent of revenue, compared to $911.8 million, or 92 percent of revenue, in the 2019 fourth quarter. Truckload transportation revenue hauled via van equipment in the 2020 fourth quarter was $821.0 million compared to $571.8 million in the 2019 fourth quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2020 fourth quarter was $354.1 million compared to $315.2 million in the 2019 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $75.7 million, or 6 percent of revenue, in the 2020 fourth quarter compared to $63.0 million, or 6 percent of revenue, in the 2019 fourth quarter.

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Return on average shareholders’ equity was 28 percent and return on invested capital, representing net income divided by the sum of average equity plus average debt, was 25 percent in fiscal year 2020. Landstar purchased approximately 1,179,000 shares of its common stock during fiscal year 2020 at an aggregate cost of approximately $116.0 million. The Company currently is authorized to purchase up to 1,821,030 shares of the Company’s common stock under its previously announced share purchase program. As previously disclosed by the Company in a Form 8-K filed with the Securities and Exchange Commission on December 9, 2020, its Board of Directors declared a special one-time cash dividend in the amount of $2.00 per share that was paid on January 22, 2021, to stockholders of record as of the close of business on January 8, 2021. In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.21 per share payable on March 12, 2021, to stockholders of record as of the close of business on February 15, 2021. It is currently the intention of the Board to pay dividends on a quarterly basis going forward. As of December 26, 2020, the Company had $291 million in cash and short-term investments and $216 million available for borrowings under the Company’s senior credit facility, with the ability to increase borrowings to $366 million using the facility’s accordion feature.

“Landstar’s 2020 fourth quarter performance was outstanding,” said Landstar President and CEO Jim Gattoni. “Revenue, gross profit, and diluted earnings per share were each all-time quarterly records. Additionally, excluding the $15.5 million one-time cost to buyout certain incentive commission arrangements with several agents, operating income and operating margin in the 2020 fourth quarter would have achieved all-time quarterly records. Revenue from truck loads hauled via van equipment exceeded the 2019 fourth quarter by 44 percent and revenue from truck loads hauled via unsided/platform equipment exceeded the 2019 fourth quarter by 12 percent. Consumer demand for durables, building products and e-commerce drove record van quarterly revenue. For loads hauled via van equipment in the 2020 fourth quarter compared to the 2019 fourth quarter, the number of loads increased 16 percent and revenue per load increased 24 percent. Moreover, the fourth quarter was the only quarter of fiscal year 2020 in which revenue from truck loads hauled via unsided/platform equipment exceeded that of the corresponding prior year quarter. The number of loads and revenue per load on loads hauled via unsided/platform equipment in the 2020 fourth quarter exceeded the 2019 fourth quarter by 7 percent and 5 percent, respectively.”

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Gattoni continued, “In our third quarter earnings release on October 21, 2020, we provided fourth quarter revenue guidance of $1.15 billion to $1.20 billion and fourth quarter diluted earnings per share guidance of $1.32 to $1.42. On November 17, 2020, we disclosed in a Form 8-K filed with the SEC and further explained at a webcast investor conference the next day that based on overall market conditions, we expected 2020 fourth quarter revenue and diluted earnings per share for the 2020 fourth quarter to be slightly above the high end of the previously issued guidance. The updated guidance provided on November 17, 2020 reflected truck load volume that at the time was trending near the high end of the previous guidance of high single digit percentage growth and revenue per load on loads hauled via truck trending above the 2019 fourth quarter in a mid-teen percentage range, as compared to the low double-digit percentage range reflected in our previously issued guidance. The year-over-year growth in the number of loads and revenue per load on loads hauled via truck in November and December continued to improve from October, with exceptional strength in substitute line haul services provided in support of e-commerce related demand during the holiday peak season. The number of loads hauled via truck in October, November and December exceeded the corresponding months of 2019 by 10 percent, 13 percent and 15 percent, respectively, while revenue per load on loads hauled via truck increased in October, November and December over the corresponding months of 2019 by 15 percent, 17 percent and 18 percent, respectively. Overall, truck load volume increased in the 2020 fourth quarter by 13% as compared to the 2019 fourth quarter, and truck revenue per load increased by 17% as compared to the 2019 fourth quarter. Ultimately, revenue in the 2020 fourth quarter was $1.296 billion and diluted earnings per share for the 2020 fourth quarter was $1.70.

Gattoni commented, “The achievement of revenue in excess of our guidance updated on November 17, 2020, primarily resulted from the continuing sequential increases Landstar experienced in the number of loads and revenue per load on loads hauled via truck from mid-November through the end of the fiscal year. Diluted earnings per share of $1.70 in the 2020 fourth quarter significantly exceeded the high end of our inital guidance of $1.42 due to the increase in revenue, actual insurance and claims costs that came in below the 4.8 percent of BCO revenue used in our previous guidance, and a lower effective income tax rate in the fourth quarter than initially anticipated.”

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Gattoni further stated, “Landstar’s financial performance in 2020 was exceptional given the unprecedented impact of the COVID-19 pandemic on the U.S. economy and supply chains throughout the world, the softness in the U.S. manufacturing sector throughout the year, the transition of over 80 percent of the Company’s employees to work remotely beginning in March and the many other challenges experienced by Landstar customers, employees, agents, BCOs and other third party capacity providers in managing through the business and personal disruptions caused by the pandemic. The sudden closing of manufacturing facilities in the U.S. adversely impacted the financial results of Landstar’s 2020 second quarter with a decrease in diluted earnings per share of almost 60 percent compared to the 2019 second quarter. In light of the softness in U.S. manufacturing that continued beyond the 2020 second quarter, the Company’s financial performance in the back half of 2020 was remarkable. Revenue, gross profit, operating income and diluted earnings per share exceeded the back half of 2019 by 19 percent, 14 percent, 22 percent and 27 percent, respectively. Additionally, the Company ended the year with a record number of trucks provided by BCOs and a record number of approved third-party truck brokerage carriers. The resiliency of Landstar’s variable cost, light asset-based business model continues to shine.”

Gattoni continued, “January of any given year is typically the slowest month of the year. Through the first several weeks of January, the macroeconomic environment experienced throughout the back half of 2020 continued, characterized by strong consumer demand, relative softness in the U.S. industrial/manufacturing sector relative to sectors servicing consumers, and tight available truck capacity. I anticipate demand for substitute line haul services in the 2021 first quarter will return to the still very strong levels we experienced throughout September and October, before the steep spike in demand that took place during the holiday peak season. I expect these market conditions throughout the remainder of the 2021 first quarter and, as a result, revenue and diluted earnings per share in the 2021 first quarter to be well above that of the 2020 first quarter. From a revenue standpoint, I expect the number of loads hauled via truck in the 2021 first quarter to exceed the 2020 first quarter in a high single-digit percentage range.

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I expect revenue per load on loads hauled via truck in the 2021 first quarter to exceed the 2020 first quarter in a mid-teen percentage range. As such, I anticipate revenue for the 2021 first quarter to be in a range of $1.10 billion to $1.15 billion.”

Gattoni concluded, “Based on the range of revenue estimated for the 2021 first quarter, I would anticipate diluted earnings per share to be in a range of $1.55 to $1.65. This range of diluted earnings per share includes insurance and claims expense estimated at 4.6 percent of BCO revenue.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2020 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2019 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time.

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These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 26,	December 28,	December 26,	December 28,
	2020	2019	2020	2019
Revenue	$4,132,981	$4,084,577	$1,296,355	$994,879
Investment income	3,399	5,041	683	1,305
Costs and expenses:
Purchased transportation	3,192,850	3,127,474	1,009,707	761,828
Commissions to agents	340,780	342,226	104,290	84,364
Other operating costs, net of gains/losses on asset sales/dispositions	30,463	37,274	7,428	8,743
Insurance and claims	87,773	80,319	21,210	25,071
Selling, general and administrative	167,633	158,953	42,854	38,236
Depreciation and amortization	45,855	44,468	11,643	11,423
Impairment of intangible and other assets	2,582	—	—	—
Commission program termination costs	15,494	—	15,494	—

Total costs and expenses	3,883,430	3,790,714	1,212,626	929,665

Operating income	252,950	298,904	84,412	66,519
Interest and debt expense	3,953	3,141	1,017	863

Income before income taxes	248,997	295,763	83,395	65,656
Income taxes	56,891	68,060	18,324	15,608

Net income	192,106	227,703	65,071	50,048
Less: Net loss attributable to noncontrolling interest	—	(17)	—	—

Net income attributable to Landstar System, Inc. and subsidiary	$192,106	$227,720	$65,071	$50,048

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$4.98	$5.72	$1.70	$1.27

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$4.98	$5.72	$1.70	$1.27

Average number of shares outstanding:
Earnings per common share	38,602,000	39,786,000	38,389,000	39,472,000

Diluted earnings per share	38,602,000	39,786,000	38,389,000	39,472,000

Dividends per common share	$2.790	$2.700	$2.210	$2.185

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 26,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$249,354	$319,515
Short-term investments	41,375	32,901
Trade accounts receivable, less allowance of $8,670 and $7,284	764,169	588,549
Other receivables, including advances to independent contractors, less allowance of $7,239 and $7,667	134,757	35,553
Other current assets	18,520	21,370

Total current assets	1,208,175	997,888

Operating property, less accumulated depreciation and amortization of $299,407 and $280,849	296,996	285,855
Goodwill	40,949	38,508
Other assets	107,679	105,460

Total assets	$1,653,799	$1,427,711

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$74,748	$53,878
Accounts payable	380,505	271,996
Current maturities of long-term debt	35,415	42,632
Insurance claims	149,774	44,532
Dividends payable	76,770	78,947
Other current liabilities	88,925	60,919

Total current liabilities	806,137	552,904

Long-term debt, excluding current maturities	65,359	70,212
Insurance claims	38,867	33,575
Deferred income taxes and other non-current liabilities	51,601	49,551

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,183,702 and 68,083,419 shares	682	681
Additional paid-in capital	228,875	226,123
Retained earnings	2,046,238	1,962,161
Cost of 29,797,639 and 28,609,926 shares of common stock in treasury	(1,581,961)	(1,465,284)
Accumulated other comprehensive loss	(1,999)	(2,212)

Total shareholders’ equity	691,835	721,469

Total liabilities and shareholders’ equity	$1,653,799	$1,427,711

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 26,	December 28,	December 26,	December 28,
	2020	2019	2020	2019
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$2,515,940	$2,371,188	$821,024	$571,767
Unsided/platform equipment	1,202,295	1,295,817	354,108	315,202
Less-than-truckload	97,546	98,324	26,562	24,849

Total truck transportation	3,815,781	3,765,329	1,201,694	911,818
Rail intermodal	114,313	118,305	32,566	30,750
Ocean and air cargo carriers	132,180	121,485	43,178	32,227
Other (1)	70,707	79,458	18,917	20,084

	$4,132,981	$4,084,577	$1,296,355	$994,879

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,866,526	$1,831,752	$554,523	$441,617

Number of loads:
Truck transportation
Truckload:
Van equipment	1,318,768	1,337,089	372,651	322,517
Unsided/platform equipment	487,348	513,579	130,678	122,467
Less-than-truckload	163,024	155,592	43,491	39,976

Total truck transportation	1,969,140	2,006,260	546,820	484,960
Rail intermodal	46,280	47,590	12,870	12,220
Ocean and air cargo carriers	31,900	30,110	9,180	7,960

	2,047,320	2,083,960	568,870	505,140

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	945,210	954,990	251,350	232,120

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,908	$1,773	$2,203	$1,773
Unsided/platform equipment	2,467	2,523	2,710	2,574
Less-than-truckload	598	632	611	622
Total truck transportation	1,938	1,877	2,198	1,880
Rail intermodal	2,470	2,486	2,530	2,516
Ocean and air cargo carriers	4,144	4,035	4,703	4,049
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,975	$1,918	$2,206	$1,903

Revenue by capacity type (as a % of total revenue)
Truck capacity providers:
BCO Independent Contractors (2)	45%	45%	43%	44%
Truck Brokerage Carriers	47%	47%	50%	47%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	3%	3%	3%
Other	2%	2%	1%	2%

Truck Capacity Providers			December 26, 2020	December 28, 2019
BCO Independent Contractors (2)			10,242	9,554

Truck Brokerage Carriers:
Approved and active (3)			46,053	39,497
Other approved			22,972	16,820

			69,025	56,317

Total available truck capacity providers			79,267	65,871

Trucks provided by BCO Independent Contractors (2)			10,991	10,243

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.